BANK OF THE WEST
COMMERCIAL BANKING
BNP PARIBAS GROUP

September 25, 2017

David Wirthlin, CFO
Dynatronics Corporation
7030 Park Centre Drive
Cottonwood Heights, UT 84121

Dear David,

Bank of the West ("Bank") is pleased to provide its commitment to make available its credit accommodations described below to Dynatronics Corporation on the following terms and conditions, which supersedes any prior proposals or commitments:

COMMERCIAL MONITORED ABL REVOLVING LINE OF CREDIT:

Borrower:	Dynatronics Corporation and Dynatronics Acquisition, Inc.
Amount:	Not to exceed the lesser of (1) $11,000,000.00 or (2) the amount permitted under the Borrowing Base described below.
Purpose:	To finance the acquisition of Bird & Cronin, Inc, and to provide working capital.
Maturity:	Two years from the date of the note.
Interest Rate:	A fixed rate based upon LIBOR (as defined) plus 2.25% percent. The rate can be fixed for a minimum of one (1) day (if Loan Sweep is chosen by Borrower) up to a maximum of three (3) months as long as LIBOR term does not go beyond the maturity date established. As of September, 2017 Daily LIBOR is 1.18% and 3-month LIBOR is 1.33%.
Unused Fee:	0.25%.
Commitment Fee:	0.25%
Payments:	Interest is payable monthly and at maturity. Principal can be repaid at any time without penalty. Amounts paid may be reborrowed.
Borrowing Base:	An amount equal to 80% of Eligible Accounts Receivable, 48% of Finished Goods Inventory, and 15% of Raw Materials Inventory.

GENERAL CONDITIONS:

Collateral:	All loans will be secured by a security interest of first priority in all present and future personal property of the Borrower, including without limitation all Accounts Receivable, Deposit Accounts, General Intangibles, Instruments, Documents, Chattel Paper, Inventory, Machinery, Equipment, Intellectual Property, Investment Property (including stock of subsidiaries), Commercial Tort Claims, Letter of Credit Rights, Vehicles and Fixtures (excepting certain existing vehicles and capital leases).
Guarantors:	Dynatronics Distribution Company, LLC
Subordination:	None

Conditions:

1. Primary depository relationship and cash management services of Borrower to be held with Bank.
2. All indebtedness to be cross collateralized and cross defaulted.
3. Opening Excess Availability amount of no less than 10% at closing. Excess Availability defined as Borrowing Base less outstanding loan advances, accounts payable greater than or equal to 60 days past due, and transaction costs.
4. Satisfactory receipt and review of a pre-loan audit conducted by the Bank's ABL Group on the books and records of the Borrower. Frequency of 2 times in year one and one time in year two.
5. Satisfactory receipt and review of Bank approved Appraisal.
6. No adverse change in the financial condition of Borrower since the date of the most recent financial statement of Borrower received by Bank.
7. Evidence that Bank has a perfected first priority security interest in all applicable collateral.
8. Cash dominion to be established at closing and prior to an initial advance.

Financial Reporting:

1. Monthly internally prepared financial statements of Borrower due within 45 days after each fiscal month end.
2. Compliance certificate concurrent with delivery of each financial statement.
3. Monthly Borrowing Base Certificate within 30 days after each fiscal month end.
4. Monthly Accounts Receivable Agings, Accounts Payable Agings and Inventory Reports of Borrower due within 30 days after each fiscal month end.
5. Annual Consolidating and Consolidated audited financial statements of Borrower prepared by CPA acceptable to Bank due within 90 days after each fiscal year end.
6. Other information as the Bank may reasonably request.

Financial Covenants:

1. Maximum Total Funded Debt to Adjusted EBITDA of 7.0x beginning 6/30/17, stepping down to 4.5x at 12/31/17 and to 4.25x as of 6/30/18 and thereafter.
2. Minimum Fixed Charge Coverage Ratio of 1.10x beginning 6/30/17; defined as Adjusted EBITDA less Cash Taxes, less Unfinanced CAPEX, less Cash

Dividends, less Share Repurchases, divided by Current Portion Long-Term Debt plus interest

OTHER TERMS AND CONDITIONS:

Prior to Bank's execution of any credit to Borrower in accordance with this letter, Borrower shall execute or cause to be executed, and shall deliver to the Bank any and all loan agreements, promissory notes, contracts, instruments, security agreements, and other documents deemed appropriate by Bank to evidence the credit facilities described herein and all terms and conditions of this letter and appropriate evidence of authority to borrow and grant collateral, all in the form and substance acceptable to Bank (collectively, the "Loan Documents"). The Loan Documents also will include representations, warranties, conditions, covenants and events of default that are not contained in this letter.

The commitment set forth herein is personal to Borrower and may not be transferred or assigned. This letter or any portion hereof, may not be disclosed or exhibited to any person or entity without the prior written consent of Bank.

This commitment shall be terminated at our option, if, in our opinion, a material adverse change in the business or financial condition of Borrower or any guarantor occurs or could reasonably be expected to occur at any time prior to closing. This commitment letter is not meant to be, nor shall it be, construed as an attempt to define all the terms and conditions of the credit facilities described above and the Loan Documents. Rather, it is intended only to outline certain basic points of understanding around which the Loan Documents are to be structured.

Further negotiations within the general scope of these major terms shall not be precluded by the issuance of this commitment letter and its acceptance by Borrower. Upon execution of the Loan Documents, this letter shall terminate, and the terms and conditions contained herein shall merge into the Loan Documents. If there is any inconsistency between the terms of this letter and the Loan Documents, the terms of the Loan Documents shall control. Bank reserves the right to terminate this commitment at any time prior to receipt by Bank of a copy of this letter executed below by Borrower, together with the deposit referred to below.

All reasonable out-of-pocket expenses, incurred to provide the contemplated financing, including without limitation: legal fees and expenses, closing costs, appraisal fees, UCC search and recording fees, costs for individual and corporate credit reports, fees to initiate electronic reporting and collateral examination costs incurred by Bank in connection with the transactions contemplated herein, whether or not they are covered by the documentation or due diligence deposit, are to be paid by Borrower whether or not the proposed financing is funded. This obligation will survive the expiration or termination of any approval.

Very truly yours,

BANK OF THE WEST

By: ______________________

Name: Kevin Gillette

Title: Director